Free Writing Prospectus

To Prospectus dated May 12, 2010 and

Preliminary Prospectus Supplement dated December 8, 2010

Filed Pursuant to Rule 433

Registration No. 333-166762

Church & Dwight Co., Inc.

$250,000,000 3.35% Notes due 2015

Final Term Sheet

December 8, 2010

Issuer:	Church & Dwight Co., Inc.

Principal Amount:	$250,000,000

Maturity Date:	December 15, 2015

Coupon (Interest Rate):	3.35%

Yield to Maturity:	3.379%

Spread to Benchmark Treasury:	T + 150 bps

Benchmark Treasury:	UST 1.375% due November 30, 2015

Benchmark Treasury Price and Yield:	97-19 3/4; 1.879%

Interest Payment Dates:	Semi-annually on each June 15 and December 15, commencing on June 15, 2011

Redemption Provision:	T + 25 bps

Price to Public:	99.868%

Settlement Date:	December 15, 2010 (T+5)

Minimum Denomination:	$2,000 × $1,000

Ratings:	Moody’s: Baa3 (Stable) S&P: BBB- (Stable)

Format:	SEC Registered

CUSIP/ISIN:	171340 AG7/ US171340AG75

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc.

Senior Co-Managers:	HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA) Inc. PNC Capital Markets LLC

Co-Managers:	RBS Securities Inc. SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Deutsche Bank Securities Inc. at 1-800-503-4611.